Exhibit (z)(iv)

The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-______

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF RIGHTS TO PURCHASE PREFERRED SHARES1

(to Prospectus dated             , 2026)

          Shares

XAI Madison Equity Premium Income Fund

Issuable Upon the Exercise of

Subscription Rights to Acquire         % Series          Preferred Shares

XAI Madison Equity Premium Income Fund (the “Fund”) is a diversified, closed-end management investment company.

The Fund is issuing [transferable/non-transferable] rights (“Rights”) to the holders of record (“Record Date Shareholders”) of the Fund’s         % Series         Preferred Shares (the “Preferred Shares”), as of [5:00 p.m.,] Eastern time, on              (the “Record Date”), entitling the holders of those Rights to subscribe for up to an aggregate of                of the Fund’s Preferred Shares (the “Offer”). Record Date Shareholders will receive one Right for each outstanding whole Preferred Share held on the Record Date. The Rights entitle their holders to purchase one new Preferred Share for every               Rights held (1-for-              ). Any Record Date Shareholder who is issued fewer than     Rights may subscribe for one full Preferred Share in the Offer. [In addition, Record Date Shareholders who fully exercise their Rights (other than those Rights that cannot be exercised because they represent the right to acquire less than one Preferred Share) will be entitled to subscribe for additional Preferred Shares of the Fund that remain unsubscribed as a result of any unexercised Rights. This over-subscription privilege is subject to a number of limitations and subject to allotment.]

The subscription price (the “Subscription Price”) will be determined based upon a formula equal to               (the “Formula Price”). The Offer will expire at               , on                 , unless extended as described in this prospectus (the “Expiration Date”).

Rights holders may not know the Subscription Price at the time of exercise and will be required initially to pay for both the Preferred Shares subscribed for pursuant to the primary subscription [and, if eligible, any additional Preferred Shares subscribed for pursuant to the over-subscription privilege] at the estimated Subscription Price of $      per Preferred Share and, except in limited circumstances, will not be able to rescind their subscription.

Exercising your Rights and investing in the Fund’s Preferred Shares involves certain risks. See “Risks” on page            of the accompanying Prospectus and “                     ” on page        of this Prospectus Supplement.

[1]	This document is a form of prospectus supplement for an offering of preferred shares pursuant to subscription rights. In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

i

[This offering will dilute the ownership interest and voting power of the Preferred Shares owned by shareholders who do not fully exercise their Rights. Shareholders who do not fully exercise their Rights should expect, upon completion of the offering, to own a smaller proportional interest in the Fund than before the offering. ]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Estimated Subscription Price(2)	$	$
Estimated Sales Load(2)(3)	$	$
Proceeds, before expenses, to the Fund(4)	$	$

(1)	Assumes that all Rights are exercised at the estimated Subscription Price. All of the Rights may not be exercised.

(2)	Estimated on the basis of [ ].

(3)	[ will act as dealer manager for the Offer (the “Dealer Manager”). The Fund has agreed to pay the Dealer Manager a fee for its financial structuring and soliciting services equal to % of the Subscription Price per Preferred Share for each Preferred Share issued pursuant to the exercise of Rights, including the over-subscription privilege. The Dealer Manager will reallow to broker-dealers in the selling group to be formed and managed by the Dealer Manager selling fees equal to % of the Subscription Price per Preferred Share for each Preferred Share issued pursuant to the exercise of Rights as a result of their selling efforts. In addition, the Dealer Manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of Rights solicitation fees equal to % of the Subscription Price per Preferred Share for each Preferred Share issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of Preferred Shares held by each broker-dealer through The Depository Fund Company (“DTC”) on the Record Date. The fees and expenses of the Offer, including the Dealer Manager fee, will be borne by the Fund and indirectly by all of its shareholders, including those who do not exercise their Rights.]

(4)	Offering expenses borne by the Fund are estimated to be $ , including partial reimbursement of the Dealer Manager for its expenses incurred in connection with the offering in an amount up to $ . Any offering expenses are paid indirectly by shareholders. Such fees and expenses will immediately reduce the net asset value per share. The indirect expenses of the offering that shareholders will pay are estimated to be $ per share. The amount of proceeds to the Fund net of any fees and expenses of the offering are estimated to be $ per share and $ in the aggregate. Shareholders will not directly bear any offering expenses.

The Preferred Shares are expected to be delivered [in book-entry form] on or about         . If the offer is extended, the Preferred Shares are expected to be delivered [in book-entry form] on or about          .

This Prospectus Supplement is dated               .

Investment Objective. The Fund’s primary investment objective is to provide a high level of current income and current gains, with a secondary objective of long-term capital appreciation. The Fund’s investment objectives are considered fundamental and may not be changed without shareholder approval.

Investment Strategy. The Fund seeks to achieve its investment objectives by investing primarily in large and mid-capitalization common stocks that are, in the view of Madison Asset Management, LLC (“Madison” or the “Sub-Adviser”) selling at a reasonable price in relation to their long-term earnings growth rates. Under normal market conditions, the Fund will seek to generate current earnings from option premiums by writing (selling) covered call options on a substantial portion of its portfolio securities.

Portfolio Contents. Under normal market conditions, the Fund invests at least 80% of its total assets in common stocks, with at least 65% of its total assets in common stocks of large capitalization issuers. The Fund may invest the remainder of its total assets in companies that meet the Fund’s growth and value criteria but whose market capitalization is considered as middle sized or “mid-cap.”

The Fund pursues its primary objective by employing an option strategy of writing (selling) a substantial amount (i.e., 80%) of covered call options on common stocks.

Listing and Symbol. The Fund’s Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “MCN.” As of                      , the last reported sale price for the Fund’s Common Shares on the NYSE was $                per Common Share, and the net asset value of the Fund’s Common Shares was $             per Common Share, representing a [discount/premium] to net asset value of             %. The Rights will be, subject to notice of issuance, admitted for trading on the             under the symbol “            ” during the course of the offer. Trading in the Rights on the             may be conducted until the close of trading on the                on the last business day prior to the expiration date.]

You should read this Prospectus Supplement and the accompanying Prospectus, which contains important information about the Fund that you should know before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated                  , 2026, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. You may request free copies of the Statement of Additional Information, annual and semi-annual reports to shareholders and other information about the Fund, and make shareholder inquiries, by calling (888) 903-3358 or by writing to XA Investments at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, Statement of Additional Information, reports and any incorporated information will also be available from the Fund’s website at www.xainvestments.com.

The Fund’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

[As permitted by regulations adopted by the SEC, paper copies of the Fund’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from the Fund or from your financial intermediary, such as a broker-dealer or bank. Instead, the reports will be made available on the Fund’s website (www.xainvestments.com/MCN), and you will be notified by mail each time a report is posted and provided with a website link to access the report.

You may elect to receive all future reports in paper free of charge. If you own these shares through a financial intermediary, such as a broker-dealer or bank, you may contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. If you invest directly with the Fund, you can inform the Fund that you wish to continue receiving paper copies of your shareholder reports by calling (888) 903-3358. Your election to receive reports in paper will apply to all funds held with the fund complex if you invest directly with the Fund or to all funds held in your account if you invest through your financial intermediary.]

This Prospectus Supplement and the accompany Prospectus and the SAI, contain (or will contain) or incorporate (or will incorporate) by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Fund’s plans, strategies, and goals and the Fund’s beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. In this Prospectus Supplement and the accompanying Prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions, and the negative of such terms, are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. By their nature, all forward looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by any forward looking statements. Although the Fund believes that the expectations expressed in these forward looking statements are reasonable, actual results could differ materially from those projected or assumed in these forward looking statements. The Fund’s future financial condition and results of operations, as well as any forward looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “       ” section of this Prospectus Supplement and the “Risks” section of the accompanying Prospectus, which describes certain currently known risk factors that could cause actual results to differ materially from the Fund’s expectations. The Fund urges you to review carefully that section for a more detailed discussion of the risks associated with an investment in the Fund’s securities. All forward looking statements contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus are made as of the date of this Prospectus. The Fund does not intend, and undertakes no obligation, to update any forward looking statement. The Fund is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Fund’s business, financial condition and results of operations may have changed since that date. The Fund will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

Prospectus

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION BY REFERENCE	2
THE FUND	3
SUMMARY OF FUND EXPENSES	11
FINANCIAL HIGHLIGHTS	12
USE OF PROCEEDS	13
MARKET AND NET ASSET VALUE INFORMATION	14
INVESTMENT OBJECTIVE AND POLICIES	14
USE OF LEVERAGE	14
RISKS	14
MANAGEMENT OF THE FUND	15
NET ASSET VALUE	17
DISTRIBUTIONS	17
DIVIDEND REINVESTMENT PLAN	17
DESCRIPTION OF CAPITAL STRUCTURE	17
DESCRIPTION OF PREFERRED SHARES	20
DESCRIPTION OF SUBSCRIPTION RIGHTS	21
ANTI-TAKEOVER PROVISIONS IN THE FUND’S GOVERNING DOCUMENTS	22
TAX MATTERS	25
PLAN OF DISTRIBUTION	32
TRANSFER AGENT, CUSTODIAN AND ADMINISTRATOR, SUB-ADMINISTATOR AND PINE ADVISORS	34
LEGAL MATTERS	34
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	34
FISCAL YEAR END AND REPORTS TO SHAREHOLDERS	34
PRIVACY PRINCIPLES OF THE FUND	35

v

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Preferred Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated              , 2026 (the “SAI”), especially the information set forth under the heading “Risks.”

The Fund	XAI Madison Equity Premium Income Fund (the “Fund”) is a diversified, closed-end management investment company registered under the 1940 Act. The Fund’s investment adviser is XA Investments, LLC.

Important Terms of the Offer

The Fund is issuing [transferable/non-transferable] rights (“Rights”) to the holders of record (“Record Date Shareholders”) of the Fund’s              % Series       Preferred Shares (the “Preferred Shares”), as of [5:00 p.m., Eastern] time, on          (the “Record Date”), entitling the holders of those Rights to subscribe for up to an aggregate of             of the Fund’s Preferred Shares (the “Offer”). Record Date Shareholders will receive one Right for each outstanding whole Preferred Share held on the Record Date. The Rights entitle their holders to purchase one Preferred Share for every             Rights held (1-for-         ). Fractional Preferred Shares will not be issued upon the exercise of Rights; accordingly, Rights may be exercised only in integer multiples of         , except that any Record Date Shareholder who is issued fewer than          Rights may subscribe, at the Subscription Price (defined below), for one full Preferred Share. Assuming the exercise of all Rights, the Offer will result in an approximately             % increase in the Fund’s Preferred Shares outstanding. The Offer is not contingent upon any number of Rights being exercised. The subscription period commences on          and ends at          , on               , unless otherwise extended (the “Expiration Date”). See “Description of the Rights Offering.”

The Fund will bear the expenses of the Offer and all such expenses will be borne indirectly by the Fund’s shareholders, including those who do not exercise their Rights. These expenses include, but are not limited to, [the dealer manager fee and reimbursement of dealer manager expenses], the expenses of preparing, printing and mailing the prospectus and Rights subscription materials for the Offer and the expenses of Fund counsel and the Fund’s independent registered public accounting firm in connection with the Offer.

Important Dates to Remember

Record Date:

Subscription Period:                   through                *

Final Date Rights Will Trade:                *

Expiration Date and Pricing Date:                *

Payment for Preferred Shares and Subscription Certificate or Notice of Guarantee of Delivery Due†:                   *

Final Payment for Preferred Shares Due:                *

Confirmation Mailed to Participants:                *

*       Unless the Offer is extended.

†       A holder exercising Rights must deliver to      , the subscription agent for the Offer (the “Subscription Agent”) by       p.m. Eastern Time on             (unless the offer is extended) either (a) a Subscription Certificate and payment for Preferred Shares or (b) a notice of guaranteed delivery and payment for Preferred Shares. See “The Offer.”

Subscription Price	[TO COME]

[Oversubscription Privilege	Record Date Shareholders who exercise all the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Preferred Share) are entitled to subscribe for additional Preferred Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations and subject to allotment. If sufficient remaining Preferred Shares are available following the primary subscription, all Record Date Shareholders’ over-subscription requests will be honored in full. Investors who are not Record Date Shareholders, but who otherwise acquire Rights pursuant to the Offer, are not entitled to subscribe for any Preferred Shares pursuant to the over-subscription privilege. If sufficient Preferred Shares are not available to honor all over-subscription requests, unsubscribed Preferred Shares will be allocated pro rata among those Record Date Shareholders who over-subscribe based on the number of Preferred Shares of the Fund they owned on the Record Date. See “The Offer—Over-Subscription Privilege.”]

[Sale and Transferability of Rights

The Rights will be, subject to notice of issuance, admitted for trading on           under the symbol         during the course of the Offer. Trading in the Rights on the          may be conducted until the close of trading on the          on the last business day prior to the Expiration Date. The Fund will use its best efforts to ensure that an adequate trading market for the Rights will exist, although there can be no assurance that a market for the Rights will develop. Assuming a market exists for the Rights, the Rights may be purchased and sold through usual brokerage channels or sold through the Subscription Agent.

Record Date Shareholders who do not wish to exercise any of the Rights issued to them pursuant to the Offer may instruct the Subscription Agent to try to sell any unexercised Rights. Although the Rights are expected to trade on the       through the last business day prior to the Expiration Date, Subscription certificates representing the Rights to be sold through the Subscription Agent must be received by the Subscription Agent by 5:00 p.m., Eastern time, on                (or, if the subscription period is extended, by 5:00 p.m., Eastern time, on the                business day prior to the extended Expiration Date). Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will ask the Dealer Manager it if will purchase the Rights. If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then-current market price for the Rights. If the Dealer Manager declines to purchase the Rights of a Record Date Shareholder that have been duly submitted to the Subscription Agent for sale, the Subscription Agent will attempt to sell such Rights in the open market.

Alternatively, the Rights evidenced by a subscription certificate may be transferred until the Expiration Date in whole or in part by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. See “The Offer—Sale and Transferability of Rights.”]

Method for Exercising Rights

Rights are evidenced by subscription certificates that will be mailed to Record Date Shareholders (except as described below under “The Offer—Requirements for Foreign Shareholders”) or, if their Preferred Shares are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee. Rights may be exercised by completing and signing the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment in full of the estimated Subscription Price for the Preferred Shares subscribed for. Completed subscription certificates and payments must be received by the Subscription Agent by       , on the Expiration Date at the offices of the Subscription Agent. Rights also may be exercised by contacting your broker, banker, trust company or other intermediary, which can arrange, on your behalf, to guarantee delivery of payment and of a properly completed and executed subscription certificate. A fee may be charged for this service by your broker, bank, trust company or other intermediary. In addition, your broker, bank, trust company or other intermediary may impose a deadline for exercising Rights earlier than 5:00 p.m., Eastern time, on the Expiration Date. See “The Offer—Method for Exercising Rights” and “The Offer—Payment for Preferred Shares.”

Rights holders who have exercised their Rights will have no right to rescind their subscription after receipt by the Subscription Agent of the completed subscription certificate together with payment for Preferred Shares subscribed for, except as described under “The Offer.”

Requirements for Foreign Shareholders	Subscription certificates will not be mailed to Record Date Shareholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States) (“Foreign Shareholders”). The Subscription Agent will send a letter via regular mail to Foreign Shareholders to notify them of the Offer. The Rights of Foreign Shareholders will be held by the Subscription Agent for their accounts until instructions are received to exercise the Rights. If instructions have not been received by , on , business days prior to the Expiration Date (or, if the subscription period is extended, on or before the business day prior to the extended Expiration Date), the Subscription Agent will ask the Dealer Manager if it will purchase the Rights of Foreign Shareholders. If the Dealer Manager declines to purchase the Rights, the Subscription Agent will attempt to sell such Rights in the open market. The net proceeds, if any, from the sale of those Rights will be remitted to these Foreign Shareholders.

U.S. Federal Income Tax Considerations	We urge you to consult your own tax adviser with respect to the particular tax consequences of the Offer. See “Tax Matters” for more information on the tax consequences of the Offer.

[Dividend Rate	[TO COME]]

Benefits to the Investment Adviser	The Adviser and the Sub-Adviser will benefit from the Offer, in part, because the management fee paid by the Fund to the Adviser (and thus the fees paid by the Adviser to the Sub-Adviser, which are based on a percentage of the fee paid by the Fund to the Adviser) is based on Managed Assets of the Fund. The Adviser also receives a service fee for investor support services and secondary market services, which is based on Managed Assets of the Fund. It is not possible to state precisely the amount of additional compensation the Adviser and the Sub-Adviser will receive as a result of the Offer because it is not known how many Preferred Shares of the Fund will be subscribed for and because the proceeds of the Offer will be invested in additional portfolio securities which will fluctuate in value.

Listing and Symbol	The Fund’s Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “MCN.” As of , the last reported sale price for the Fund’s Common Shares on the NYSE was $ per Common Share, and the net asset value of the Fund’s Common Shares was $ per Common Share, representing a [discount/premium] to net asset value of %. The Rights will be, subject to notice of issuance, admitted for trading on the under the symbol “ ” during the course of the offer. Trading in the Rights on the may be conducted until the close of trading on the on the last business day prior to the expiration date.]

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Preferred Shares.

Use of Proceeds

The Fund estimates the net proceeds of the offering to be approximately $            . This figure is based on the Exercise Price per share of $         and assumes all new Preferred Shares offered are sold and that the expenses related to the offering estimated at approximately $             are paid.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within        months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes. See “Use of Proceeds.”

TERMS OF THE PREFERRED SHARES

Dividends

[TO COME]

Voting Rights

[TO COME]

Liquidation

In the event of any liquidation, dissolution or winding up of the Fund’s affairs, whether voluntary or involuntary, the holders of Preferred Shares will be entitled to receive out of the assets of the Fund available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment will be made in respect of the Common Shares, a liquidation distribution equal to the $[   ] per share liquidation preference plus an amount equal to all unpaid dividends and distributions accumulated through the date fixed for such distribution or payment (whether or not earned or declared by the Fund, but excluding interest thereon), and such holders will be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

If, upon any liquidation, dissolution or winding up of the Fund’s affairs, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all Preferred Shares and any other outstanding shares of preferred stock will be insufficient to permit the payment in full to such holders of Preferred Shares of the $[   ] per share liquidation preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other shares of preferred stock, then the available assets shall be distributed among the holders of such Preferred Shares and such other series of preferred stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of the Fund’s affairs whether voluntary or involuntary, unless and until the $[   ] per share liquidation preference on each outstanding Preferred Share plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Preferred Shares, no dividends, distributions or other payments will be made on, and no redemption, repurchase or other acquisition by the Fund will be made by the Fund in respect of, the Common Shares.

[Stock Exchange Listing and Symbol

[TO COME]]

THE OFFER

Purpose of the Offer

[TO COME]

Important Terms of the Offer

The Fund is issuing [transferable/non-transferable] rights (“Rights”) to the holders of record (“Record Date Shareholders”) of the Fund’s         % Series         Preferred Shares (the “Preferred Shares”), as of [5:00 p.m., Eastern] time, on        (the “Record Date”), entitling the holders of those Rights to subscribe for up to an aggregate of        of the Fund’s Preferred Shares (the “Offer”). Record Date Shareholders will receive one Right for each outstanding whole Preferred Share of the Fund held on the Record Date. The Rights entitle their holders to purchase one Preferred Share for every         Rights held (1-for-       ). Fractional Preferred Shares will not be issued upon the exercise of Rights; accordingly, Rights may be exercised only in integer multiples of       , except that any Record Date Shareholder who is issued fewer than        Rights may subscribe, at the Subscription Price (as defined on the next page), for one full Preferred Share. Assuming the exercise of all Rights, the Offer will result in an approximately        % increase in the Fund’s Preferred Shares outstanding.

[Record Date Shareholders who exercise all the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Preferred Share) are entitled to subscribe for additional Preferred Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations and subject to allotment. Investors who are not Record Date Shareholders, but who otherwise acquire Rights to purchase Preferred Shares pursuant to the Offer, are not entitled to subscribe for any Preferred Shares pursuant to the over-subscription privilege. See “—Over-Subscription Privilege” below. The distribution to Record Date Shareholders of transferable Rights may afford non-participating Record Date Shareholders the opportunity to sell their Rights for some cash value, receipt of which may be viewed as partial compensation for any economic dilution of their interests resulting from the Offer.]

The subscription period commences on         and ends at        , Eastern time, on        , unless otherwise extended (the “Expiration Date”).

For purposes of determining the maximum number of Preferred Shares a Rights holder may acquire pursuant to the Offer, broker-dealers, trust companies, banks or others whose Preferred Shares are held of record by Cede & Co., the nominee for the Depository Fund Company (“DTC”), or by any other depository or nominee, will be deemed to be the holders of the Rights that are held by Cede & Co. or such other depository or nominee on their behalf.

[The Rights are transferable and, subject to notice of issuance, will be admitted for trading on         under the symbol “       ” during the course of the Offer. Trading in the Rights on the         may be conducted until the close of trading on         on the last business day prior to the Expiration Date. See “—Sale and Transferability of Rights.” The Preferred Shares, once issued, will be listed on the         under the symbol “       ” The Rights will be evidenced by subscription certificates which will be mailed to Record Date Shareholders, except as discussed under “—Requirements for Foreign Shareholders.”]

Rights may be exercised by filling in and signing the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to        , the subscription agent for the Offer (the “Subscription Agent”), together with payment at the estimated Subscription Price for the Preferred Shares subscribed for. For a discussion of the method by which Rights may be exercised and Preferred Shares may be paid for, see “—Method for Exercising Rights” and “—Payment for Preferred Shares.”

[The Fund has retained         ( the “Dealer Manager”) to provide the Fund with financial structuring and soliciting services relating to the Offer, including advice with respect to the structure, timing and terms of the Offer. In determining the structure of the Offer, the Board considered, among other things, using a fixed-pricing versus a variable-pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the anticipated effect on the Fund and its existing shareholders if the Offer is not fully subscribed, the anticipated dilutive effects on the Fund and its existing shareholders of the Offer and the experience of the Dealer Manager in conducting rights offerings. The Board also considered that the Adviser and the Sub-Adviser would benefit from the Offer because the advisory fee paid to the Adviser (and thus the fees paid by the Adviser to the Sub-Adviser, which are based on a percentage of the fee paid by the Fund to the Adviser) is based on the Fund’s Managed Assets, which would increase as a result of the Offer. The Adviser also receives a service fee for investor support services and secondary market services, which is based on Managed Assets of the Fund. See “—Benefits to the Investment Adviser.”]

Important Dates to Remember

Record Date:

Subscription Period:                       through                            *

Final Date Rights Will Trade on the Exchange:                    *

Expiration Date and Pricing Date:                                           *

Payment for Preferred Shares and Subscription Certificate or Notice of Guarantees of Delivery Due†:             *

Final Payment for Preferred Shares Due†:                             *

Confirmation Mailed to Participants:                                     *

*	Unless the Offer is extended.

†	A holder exercising Rights must deliver to the Subscription Agent by PM Eastern Time on (unless the offer is extended) either (a) a Subscription Certificate and payment for Preferred Shares or (b) a notice of guaranteed delivery and payment for Preferred Shares. See “—Payment for Preferred Shares.”

Subscription Price

The subscription price for the Preferred Shares (the “Subscription Price”) will be determined based on a formula equal to                                (the “Formula Price”). In each case, net asset value will be calculated as of the close of trading on the NYSE on the applicable day.

Because the Expiration Date of the subscription period will be              (unless the subscription period is extended), Rights holders may not know the Subscription Price at the time of exercise and will be required initially to pay for both the Preferred Shares subscribed for pursuant to the primary subscription [and, if eligible, any additional Preferred Shares subscribed for pursuant to the over-subscription privilege] at the estimated Subscription Price of $             per Preferred Share. See “—Payment for Preferred Shares.” A Rights holder will have no right to rescind his subscription after the Subscription Agent has received a completed subscription certificate together with payment for the Preferred Shares subscribed for. The Fund does not have the right to withdraw the Rights or to cancel the Offer after the Rights have been distributed.

[Over-Subscription Privilege

Record Date Shareholders who exercise all the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Preferred Share) are entitled to subscribe for additional Preferred Shares that were not subscribed for by other holders of Rights at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations and subject to allotment. If sufficient remaining Preferred Shares are available following the primary subscription, all Record Date Shareholders’ over-subscription requests will be honored in full. Investors who are not Record Date Shareholders, but who otherwise acquire Rights pursuant to the Offer, are not entitled to subscribe for any Preferred Shares pursuant to the over-subscription privilege. If sufficient Preferred Shares are not available to honor all over-subscription requests, unsubscribed Preferred Shares will be allocated pro rata among those Record Date Shareholders who over-subscribe based on the number of Preferred Shares of the Fund they owned on the Record Date. The allocation process may involve a series of allocations in order to ensure that the total number of Preferred Shares available for over-subscriptions is distributed on a pro rata basis.

Record Date Shareholders who are fully exercising their Rights during the subscription period should indicate, on the subscription certificate that they submit with respect to the exercise of the Rights issued to them, how many Preferred Shares they desire to acquire pursuant to the over-subscription privilege.

Banks, broker-dealers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Rights exercised during the subscription period and the number of Preferred Shares subscribed for pursuant to the over-subscription privilege by such beneficial owner, and that such beneficial owner’s primary subscription was exercised in full. Nominee holder over-subscription forms will be distributed to banks, brokers, trustees and other nominee holders of Rights with the subscription certificates.

The Fund will not offer or sell any Preferred Shares that are not subscribed for during the subscription period or pursuant to the over-subscription privilege.]

[The Fund has been advised that one or more of the officers or employees of the Adviser may exercise all of the Rights initially issued to them and may request additional Preferred Shares pursuant to the over-subscription privilege. An exercise of the over-subscription privilege by such persons will increase their proportionate voting power and share of the Fund’s assets.]

[Sale and Transferability of Rights

The Rights will be, subject to notice of issuance, admitted for trading on               under the symbol “             ” during the course of the Offer. Trading in the Rights on            may be conducted until the close of trading on                on the last business day prior to the Expiration Date. The Fund will use its best efforts to ensure that an adequate trading market for the Rights will exist, although there can be no assurance that a market for the Rights will develop. Assuming a market exists for the Rights, the Rights may be purchased and sold through usual brokerage channels or sold through the Subscription Agent.

Sales through the Subscription Agent. Record Date Shareholders who do not wish to exercise any or all of the Rights issued to them pursuant to the Offer may instruct the Subscription Agent to try to sell any unexercised Rights. Although the Rights are expected to trade on                 through the last business day prior to the Expiration Date, subscription certificates representing the Rights to be sold by the Subscription Agent must be received by the Subscription Agent on or before 5:00 p.m., Eastern time, on               (or, if the subscription period is extended, by 5:00 p.m., Eastern time, on the         business day prior to the extended Expiration Date).

Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. The sale price of any Rights sold to the Dealer Manager will be based upon the then-current market price for the Rights. The proceeds from each of such sales to the Dealer Manager will be remitted to the Subscription Agent, which will hold such proceeds in an account segregated from the Subscription Agent’s own funds pending distribution to each selling Record Date Shareholder. It is expected that following each such sale of Rights to the Dealer Manager, the proceeds from each such sale will be received by the Subscription Agent within                  business days of the sale and that the proceeds will then be remitted to the selling Record Date Shareholder within                     business days following the Expiration Date by the Subscription Agent.

If the Dealer Manager declines to purchase the Rights of a Record Date Shareholder that have been duly submitted to the Subscription Agent for sale, the Subscription Agent will attempt to sell such Rights in the open market. If the Rights can be sold in such manner, all of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent in such open market transactions throughout the subscription period. The proceeds from such sales will be held by the Subscription Agent in an account segregated from the Subscription Agent’s own funds pending distribution to the selling Record Date Shareholders. It is expected that the proceeds of such open market sales will be remitted by the Subscription Agent to the selling Record Date Shareholders within            business days following the Expiration Date.

The Subscription Agent will also attempt to sell (either to the Dealer Manager or in open market transactions) all Rights that remain unclaimed as a result of subscription certificates being returned by the postal authorities to the Subscription Agent as undeliverable as of the            business day prior to the Expiration Date. The Subscription Agent will hold the proceeds from those sales for the benefit of those non-claiming Preferred Shareholders until the proceeds are either claimed or revert to their state of residence.

There can be no assurance that the Subscription Agent will be able to complete the sale of any Rights, and neither the Fund nor the Subscription Agent have guaranteed any minimum sale price for the Rights. If a Record Date Shareholder does not utilize the services of the Subscription Agent and chooses to use another broker-dealer or other financial institution to sell Rights issued to that shareholder pursuant to the Offer, then the other broker-dealer or financial institution may charge a fee to sell the Rights.

Other Transfers. The Rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the instructions accompanying the subscription certificate. A portion of the Rights evidenced by a single subscription certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing the transferred Rights. If this occurs, a new subscription certificate evidencing the balance of the Rights, if any, will be issued to the Record Date Shareholder or, if the Record Date Shareholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond with the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement or any other change. A signature guarantee will be required in connection with a transfer of rights. If required, a signature guarantee must be provided by an “eligible guarantor institution” (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934).

Record Date Shareholders wishing to transfer all or a portion of their Rights should allow at least         business days prior to the Expiration Date for: (i) the transfer instructions to be received and processed by the Subscription Agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights and to the transferor with respect to retained Rights, if any; and (iii) the Rights evidenced by the new subscription certificate to be exercised or sold by the recipients of the subscription certificate. Neither the Fund nor the Subscription Agent nor the Dealer Manager shall have any liability to a transferee or transferor of Rights if subscription certificates are not received in time for exercise or sale prior to the Expiration Date.

Except for the fees charged by              , the information agent for the Offer (the “Information Agent”), the Subscription Agent and the Dealer Manager (which are expected to be paid from the proceeds of the Offer by the Fund), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or transfer of Rights will be for the account of the transferor of the Rights, and none of these commissions, fees or other expenses will be paid by the Fund, the Investment Adviser, the Information Agent, the Subscription Agent or the Dealer Manager. Rights holders who wish to purchase, sell, exercise or transfer Rights through a broker, bank or other party should first inquire about any fees and expenses that the holder will incur in connection with the transactions.

The Fund anticipates that the Rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription may be effected through, the facilities of DTC or the Subscription Agent until 5:00 p.m., Eastern time, on the Expiration Date. Your broker, bank, trust company or other intermediary may impose a deadline for transferring Rights earlier than 5:00 p.m. Eastern time, on the Expiration Date.]

Method for Exercising Rights

Rights are evidenced by subscription certificates that will be mailed to Record Date Shareholders (except as described under “—Requirements for Foreign Shareholders” below) or, if their Preferred Shares are held by Cede & Co. or any other depository or nominee on their behalf, to Cede & Co. or such other depository or nominee. Rights may be exercised by completing and signing the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment in full at the estimated Subscription Price for the Preferred Shares subscribed for by the Expiration Date as described under “—Payment For Preferred Shares.” Rights may also be exercised by contacting your broker, banker, trust company or other intermediary, which can arrange, on your behalf, to guarantee delivery of payment and of a properly completed and executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the           business day after the Expiration Date. A fee may be charged for this service. Completed subscription certificates and payments must be received by the Subscription Agent by              , Eastern time, on the Expiration Date (unless delivery of subscription certificate and payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Preferred Shares”) at the offices of the Subscription Agent at one of the addresses set forth below under “—Subscription Agent.” Your broker, bank, trust company or other intermediary may impose a deadline for transferring Rights earlier than 5:00 p.m. Eastern time, on the Expiration Date. Fractional Preferred Shares will not be issued upon exercise of Rights.

Shareholders who are Record Owners. Shareholders who are record owners of Preferred Shares can choose between either option set forth under “—Payment For Preferred Shares.” If time is of the essence, option (2) will permit delivery of the subscription certificate and payment after the Expiration Date.

Investors whose Preferred Shares are Held by a Nominee. Investors whose Preferred Shares are held by a nominee, such as a bank, broker, trustee or other intermediary, must contact that nominee to exercise their Rights. In that case, the nominee will complete the subscription certificate on behalf of the investor and arrange for proper payment by one of the methods set forth below under “—Payment For Preferred Shares.”

Nominees. Nominees, such as banks, brokers, trustees or depositories for securities, who hold Preferred Shares of the Fund for the account of others should notify the respective beneficial owners of such Preferred Shares as soon as possible to ascertain those beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the Subscription Agent with the proper payment as described under “—Payment For Preferred Shares.”

[Banks, brokers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner who is a Record Date Shareholder, as to the aggregate number of Rights exercised during the subscription period and the number of Preferred Shares subscribed for pursuant to the over-subscription privilege by the beneficial owner, and that the beneficial owner exercised all the Rights issued to it pursuant to the Offer.]

Requirements for Foreign Shareholders. Subscription certificates will not be mailed to Record Date Shareholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States) (“Foreign Shareholders”). The Subscription Agent will send a letter via regular mail to Foreign Shareholders to notify them of the Offer. The Rights of Foreign Shareholders will be held by the Subscription Agent for their accounts until instructions are received to exercise the Rights. If instructions have not been received by           , Eastern time, on           ,            business days prior to the Expiration Date (or, if the subscription period is extended, on or before the           business day prior to the extended Expiration Date), the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. If the Dealer Manager declines to purchase the Rights, the Subscription Agent will attempt to sell such Rights in the open market. The net proceeds, if any, from the sale of those Rights will be remitted to those Foreign Shareholders.

Subscription Agent

              is the Subscription Agent for the Offer. The Subscription Agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $          , plus reimbursement for all out-of-pocket expenses related to the Offer. The fees and expenses of the Subscription Agent are included in the fees and expenses of the Offer and therefore will be borne by the Fund and indirectly by all shareholders, including those who do not exercise their Rights. Questions regarding the subscription certificates should be directed by mail to           . Preferred Shareholders may also subscribe for the Offer by contacting their broker dealer, trust company, bank or other nominee.

Completed subscription certificates must be sent together with proper payment of the estimated Subscription Price for all Preferred Shares subscribed for in the primary subscription and the over-subscription privilege (for Record Date Shareholders) to the Subscription Agent by one of the methods described below. Alternatively, Rights holders may arrange for their financial intermediaries to send notices of guaranteed delivery by facsimile to DTC to be received by the Subscription Agent prior to               , Eastern time, on the Expiration Date. Facsimiles should be confirmed by telephone at DTC. The Fund will accept only properly completed and executed subscription certificates actually received at any of the addresses listed below, prior to           , Eastern time, on the Expiration Date, or by the close of business on the         business day after the Expiration Date following timely receipt of a notice of guaranteed delivery. See “—Payment for Preferred Shares.”

Subscription Certificate Delivery Method	Address/Number

Notice of Guaranteed Delivery:	Contact your broker-dealer, trust company, bank or other nominee to notify the Fund of your intent to exercise the Rights.
First Class Mail Only
(No Express Mail or Overnight Courier):

Hand:

Express Mail or Overnight Courier:

The Fund will honor only subscription certificates received by the Subscription Agent prior to        , Eastern Time, on the Expiration Date at one of the addresses listed above. Delivery to an address other than those listed above will not constitute good delivery.

Information Agent

The Information Agent for the Offer is          . If you have questions or need further information about the Offer, please write the Information Agent at             or call              . Any questions or requests for assistance concerning the method of subscribing for Preferred Shares or additional copies of this prospectus or subscription certificates should be directed to the Information Agent. Preferred Shareholders may also contact their brokers or nominees for information with respect to the Offer.

The Information Agent will receive a fee estimated to be approximately $            for its services, plus reimbursement for all out-of-pocket expenses related to the Offer. The fees and expenses of the Information Agent are included in the fees and expenses of the Offer and therefore will be borne by the Fund and indirectly by all of its Preferred Shareholders, including those who do not exercise their Rights.

Expiration of the Offer

The Offer will expire at          , Eastern time, on          , unless the Fund extends the subscription period. Rights will expire on the Expiration Date and may not be exercised after that date. If the Fund extends the subscription period, the Fund will make an announcement as promptly as practicable. This announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make this announcement, the Fund will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate this announcement other than by making a release to the Dow Jones News Service or any other means of public announcement as the Fund may deem proper.

Payment for Preferred Shares

Rights holders who wish to acquire Preferred Shares pursuant to the Offer may choose between the following methods of payment:

(1)                 A Rights holder can send the properly completed and executed subscription certificate together with payment for the Preferred Shares subscribed for during the subscription period [and, if eligible, for any additional Preferred Shares subscribed for pursuant to the over-subscription privilege] to the Subscription Agent based upon an estimated Subscription Price of $           per Preferred Share. A subscription will be accepted when payment, together with the executed subscription certificate, is received by the Subscription Agent at one of the addresses set forth under “—Subscription Agent”, the payment and the properly completed and executed subscription certificate must be received by the Subscription Agent by            , Eastern time, on the Expiration Date. The Subscription Agent will deposit all checks received by it for the purchase of Preferred Shares into a segregated interest-bearing account of the Fund (the interest from which will belong to the Fund) pending proration and distribution of Preferred Shares. A payment pursuant to this method must be in U.S. dollars by money order or check drawn on a bank located in the United States, must be payable to            and must accompany a properly completed and executed subscription certificate for such subscription to be accepted.

(2)             Alternatively, a subscription will be accepted by the Subscription Agent if, by            , Eastern time, on the Expiration Date, the Subscription Agent has received a notice of guaranteed delivery by facsimile (telecopy) or otherwise from a bank, a trust company or an [exchange] member guaranteeing delivery of (i) payment of the full Subscription Price at the estimated Subscription Price for the Preferred Shares subscribed for during the subscription period and, if eligible, any additional Preferred Shares subscribed for pursuant to the over-subscription privilege and (ii) a properly completed and executed subscription certificate. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and executed subscription certificate and full payment for the Preferred Shares at the estimated Subscription Price are received by the Subscription Agent by the close of business on the             business day after the Expiration Date.

On the confirmation date, which will be             business days following the Expiration Date, a confirmation will be sent by the Subscription Agent to each Rights holder exercising its Rights (or, if a Rights holder’s Preferred Shares are held by DTC or any other depository or nominee, to DTC and/or that other depository or nominee) showing (i) the number of Preferred Shares acquired during the subscription period, (ii) the number of Preferred Shares, if any, acquired pursuant to the over-subscription privilege, (iii) the per Preferred Share and total purchase price for the Preferred Shares and (iv) any additional amount payable to the Fund by the Rights holder or any excess to be refunded by the Fund to the Rights holder, in each case based on the Subscription Price as determined on the Expiration Date. Any additional payment required from a Rights holder must be received by the Subscription Agent within         business days after the confirmation date (       , unless the subscription period is extended). Any excess payment to be refunded by the Fund to a Rights holder will be mailed by the Subscription Agent to such Rights holder as promptly as practicable. All payments by a Rights holder must be in U.S. dollars by money order or check drawn on a bank located in the United States and payable to “       ”

Whichever of the two methods described above is used, issuance and delivery of the Preferred Shares subscribed for are contingent upon actual payment for such Preferred Shares. No certificates will be issued or delivered with respect to Preferred Shares issued and sold in the Offer.

Rights holders who have exercised their Rights will have no right to rescind their subscription after receipt of the completed subscription certificate together with payment for Preferred Shares by the Subscription Agent, except as described under “—Notice of Net Asset Value Decline” below.

If a Rights holder who acquires Preferred Shares during the subscription period [or pursuant to the over-subscription privilege (for Record Date Shareholders)] does not make payment of any amounts due by the Expiration Date or the date payment is due under a notice of guaranteed delivery, the Fund reserves the right to take any or all of the following actions through all appropriate means: (i) find other Record Date Shareholders for the subscribed and unpaid-for Preferred Shares; [(ii) apply any payment actually received by the Fund toward the purchase of the greatest whole number of Preferred Shares that could be acquired by the Rights holder upon exercise of such Rights acquired during the subscription period or pursuant to the over-subscription privilege;] and/or (iii) exercise any and all other rights or remedies to which the Fund may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed Preferred Shares.

The method of delivery of completed subscription certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of exercising Rights holders, but if sent by mail it is recommended that such forms and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment by           , Eastern time, on the Expiration Date. Because uncertified personal checks may take at least             business days to clear, exercising Rights holders are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check with the Right holder’s name and Subscription Agent account number identified on the check.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, which determinations will be final and binding. The Fund, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until substantially all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. The Fund will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Notice of Net Asset Value Decline

The Fund has, pursuant to the SEC’s regulatory requirements, undertaken to suspend the Offer until the Fund amends this prospectus if, after            , the date of this Prospectus Supplement, the Fund’s net asset value declines more than            % from the Fund’s net asset value as of that date. In that event, the Expiration Date will be extended and the Fund will notify Record Date Shareholders of any such decline and permit Rights holders to cancel their exercise of Rights.

Delivery of Preferred Shares

Preferred Shareholders whose Preferred Shares are held of record by DTC or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any Preferred Shares acquired during the subscription period credited to the account of DTC or other depository or nominee. No certificates will be issued or delivered with respect to Preferred Shares issued and sold in the Offer.

U.S. Federal Income Tax Consequences

[TO COME]

Employee Plan Considerations

[TO COME]

Benefits to the Adviser and the Sub-Adviser

The Adviser and the Sub-Adviser will benefit from the Offer, in part, because the management fee paid by the Fund to the Adviser (and thus the fees paid by the Adviser to the Sub-Adviser, which are based on a percentage of the fee paid by the Fund to the Adviser) is based on Managed Assets of the Fund. The Adviser also receives a service fee for investor support services and secondary market services, which is based on Managed Assets of the Fund. It is not possible to state precisely the amount of additional compensation the Adviser and the Sub-Adviser will receive as a result of the Offer because it is not known how many Preferred Shares of the Fund will be subscribed for and because the proceeds of the Offer will be invested in additional portfolio securities which will fluctuate in value.

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS

[TO COME]

PLAN OF DISTRIBUTION

[Distribution Arrangements

[                will act as Dealer Manager for this Offer. Under the terms and subject to the conditions contained in the Dealer Manager Agreement among the Dealer Manager, the Fund and the Adviser, the Dealer Manager will provide financial structuring and solicitation services in connection with the Offer and will solicit the exercise of Rights and participation in the Over-Subscription Privilege. The Offer is not contingent upon any number of Rights being exercised. The Dealer Manager will also be responsible for forming and managing a group of selling broker-dealers (each a “Selling Group Member” and collectively the “Selling Group Members”), whereby each Selling Group Member will enter into a Selling Group Agreement with the Dealer Manager to solicit the exercise of Rights and to sell Preferred Shares purchased by the Selling Group Member from the Dealer Manager. In addition, the Dealer Manager will enter into a Soliciting Dealer Agreement with other soliciting broker-dealers (each a “Soliciting Dealer” and collectively the “Soliciting Dealers”) to solicit the exercise of Rights. See “—Compensation to Dealer Manager” for a discussion of fees and other compensation to be paid to the Dealer Manager, Selling Group Members and Soliciting Dealers in connection with the Offer.

The Fund, the Adviser and the Sub-Adviser have each agreed to indemnify the Dealer Manager for losses arising out of certain liabilities, including liabilities under the Securities Act. The Dealer Manager Agreement also provides that the Dealer Manager will not be subject to any liability to the Fund in rendering the services contemplated by the Dealer Manager Agreement except for any act of willful misfeasance, bad faith or gross negligence of the Dealer Manager or reckless disregard by the Dealer Manager of its obligations and duties under the Dealer Manager Agreement.

Prior to the expiration of the Offer, the Dealer Manager may purchase Rights in the open-market and may purchase Rights offered to it by the Subscription Agent from electing Record Date Shareholders, that remain unclaimed as a result of subscription certificates being returned by the postal authorities and/or unexercised Rights of Record Date Shareholders whose record addresses are outside the United States that are held by the Subscription Agent and for which no instructions are received. The Dealer Manager may purchase such Rights as principal or act as agent on behalf of its clients for the purchase (and resale) of such Rights. There is no limit on the number of Rights the Dealer Manager can purchase or exercise.

The Dealer Manager is authorized to exercise Rights it acquires prior to the expiration of the Offer for delivery of Preferred Shares prior to the expiration of the Offer at a subscription price equal to [                ]. With respect to such purchases and exercises of Rights by the Dealer Manager, the subscription price will be paid to the Fund by the Dealer Manager and the dealer manager fee with respect to such proceeds will be paid to the Dealer Manager by the Fund on the applicable settlement date(s) of such exercise(s). Prior to the expiration of the Offer, the Dealer Manager may independently offer for sale Preferred Shares it has acquired through purchasing and exercising the Rights to the public or to Selling Group Members at the offering price set by the Dealer Manager from time to time. The Dealer Manager may set the price for those Preferred Shares at any price that it determines, in its sole discretion. Neither the Fund nor the Adviser or the Sub-Adviser has a role in setting the terms, including the sales price, on which the Dealer Manager offers for sale and sells Preferred Shares it has acquired through purchasing and exercising Rights or the timing of the exercise of Rights or sales of Preferred Shares by the Dealer Manager. Persons who purchase Preferred Shares from the Dealer Manager or the selling group will purchase Preferred Shares at a price set by the Dealer Manager, which may be more or less than the Subscription Price, and at a time set by the Dealer Manager, which is expected to be prior to the Expiration Date. Since neither the Dealer Manager nor persons who purchase Preferred Shares from the Dealer Manager or members of the selling group were Record Date Shareholders, they would not be able to participate in the over-subscription privilege.

Although the Dealer Manager may realize gains and losses in connection with purchases and sales of Preferred Shares, such offering of Preferred Shares is intended by the Dealer Manager to facilitate the Offer, and any such gains or losses are not expected to be material to the Dealer Manager. The Dealer Manager’s fee for its financial structuring and soliciting services is independent of any gains or losses that may be realized by the Dealer Manager through the purchase and exercise of the Rights and the sale of Preferred Shares.

Record Date Shareholders who do not wish to exercise any or all of their Rights may instruct the Subscription Agent to try to sell any Rights they do not intend to exercise themselves. Although Rights are expected to trade on the         through the last business day prior to the Expiration Date, Subscription certificates evidencing the Rights to be sold by the Subscription Agent must be received by the Subscription Agent on or before 5:00 p.m., Eastern time, on         (or, if the subscription period is extended, on or before 5:00 p.m., Eastern time,         business days prior to the extended Expiration Date). Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then-current market price for the Rights. The proceeds from each of such sales to the Dealer Manager will be remitted to the Subscription Agent, which will hold such proceeds in an account segregated from the Subscription Agent’s own funds pending distribution to each selling Record Date Shareholder. It is expected that following each such sale of Rights to the Dealer Manager, the proceeds from each such sale will be received by the Subscription Agent within         business days of the sale and that the proceeds will then be remitted to the selling Record Date Shareholder within         business days following the Expiration Date by the Subscription Agent.

In the ordinary course of their businesses, the Dealer Manager and/or its affiliates may engage in investment banking or financial transactions with the Fund, the Adviser and their affiliates. In addition, in the ordinary course of their businesses, the Dealer Manager and/or its affiliates may, from time to time, own securities of the Fund or its affiliates.

The principal business address of the Dealer Manager is               .]

Compensation to Dealer Manager

[Pursuant to the Dealer Manager Agreement, the Fund, has agreed to pay the Dealer Manager a fee for its financial structuring and solicitation services equal to        % of the aggregate Subscription Price for Preferred Shares issued pursuant to the Offer and the Over-Subscription Privilege.

The Dealer Manager will reallow to Selling Group Members in the Selling Group to be formed and managed by the Dealer Manager selling fees equal to        % of the Subscription Price for each Preferred Share issued pursuant to the Offer or the Over-Subscription Privilege as a result of their selling efforts. In addition, the Dealer Manager will reallow to Soliciting Dealers that have executed and delivered a Soliciting Dealer Agreement and have solicited the exercise of Rights, solicitation fees equal to        % of the Subscription Price for each Preferred Share issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of Preferred Shares held by such Soliciting Dealer through DTC on the Record Date. Fees will be paid to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the Dealer Manager.

In addition, the Fund, has agreed to pay the Dealer Manager an amount up to $        as a partial reimbursement of its expenses incurred in connection with the Offer. The fees described above are one-time fees payable on each date on which the Fund issues Preferred Shares after the Expiration Date with respect to the Dealer Manager, and on or before the         business day following the day the Fund issues Preferred Shares after the Expiration Date with respect to a Selling Group Member or Soliciting Dealer. The Fund will also pay expenses relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the Offer, including all reasonable out-of-pocket fees and expenses, if any and not to exceed $       , incurred by the Dealer Manager, Selling Group Members, Soliciting Dealers and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the Offer to their customers. No other fees will be payable by the Fund or the Adviser to the Dealer Manager in connection with the Offer.] ]

CAPITALIZATION

The following table sets forth the Fund’s capitalization at       :

(i)	on a historical basis;

(ii)	on an as adjusted basis to reflect the issuance of an aggregate of Common Shares pursuant to the Fund’s Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and

(iii)	on an as further adjusted basis to reflect the assumed issuance of of Series Preferred Shares in an offering under this Prospectus Supplement and the accompanying Prospectus less the aggregate underwriting discount of $ and estimated offering expenses payable by the Fund of $ .

	Actual		As Adjusted (unaudited)		As Further Adjusted (unaudited)
Indebtedness:
Aggregate Principal Amount of Borrowings	$	[ ]	$	[ ]	$	[ ]
Preferred Shares:
Series Preferred Shares, par value $[0.01] per share; shares authorized, none issued and outstanding (actual), none issued and outstanding (as adjusted), shares issued and outstanding (as further adjusted)		[ ]		[ ]		[ ]
Common Shareholder’s Equity:
Common Shares, par value $0.01 per share; shares issued and outstanding (actual), shares issued and outstanding (as adjusted), shares issued and outstanding (as further adjusted)		[ ]		[ ]		[ ]
Paid-in capital		[ ]		[ ]		[ ]
Total distributable earnings		[ ]		[ ]		[ ]
Net Assets	$	[ ]	$	[ ]	$	[ ]

USE OF PROCEEDS

The Fund estimates that the net proceeds to the Fund from this offering will be approximately $       , after deducting underwriting discounts and commissions and estimated offering expenses borne by the Fund, assuming all new Preferred Shares offered are sold.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within       months after the completion of the offering. Pending the full investment of the proceeds of an offering, it is anticipated that all or a portion of the proceeds will be invested in U.S. Government securities or high grade, short-term money market instruments, which have returns substantially lower than those the Fund anticipates earning once it has fully invested the proceeds of an offering in accordance with its investment objective.

ASSET COVERAGE RATIO

As provided in the 1940 Act and subject to certain exceptions, the Fund may issue debt and/or preferred shares with the condition that immediately after issuance the value of its total assets, less certain ordinary course liabilities, exceed 300% of the amount of the debt outstanding and exceed 200% of the sum of the amount of debt and preferred shares outstanding. The Fund’s preferred shares [and Indebtedness, in aggregate,] are expected to have an initial asset coverage on the date of issuance of approximately        %.

RECENT DEVELOPMENTS

[TO COME, IF ANY]

[ADDITIONAL RISKS, IF ANY, TO COME]

TAX MATTERS

[TO COME]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, as special counsel to the Fund in connection with the offering of Rights. Certain legal matters will be passed on by       , as special counsel to the Dealer Manager in connection with the offering of Rights.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Preferred Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

XAI Madison Equity Premium Income Fund

% Series        Preferred Shares

Issuable Upon Exercise of Rights to Subscribe for Such Preferred Shares

_____________

FORM OF

PROSPECTUS
SUPPLEMENT

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